Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 30, 2024 relating to the

Preliminary Prospectus Supplement dated October 30, 2024

to Prospectus dated April 26, 2022

Registration Statement No. 333-264493

Pricing Term Sheet

$1,000,000,000 4.500% Senior Notes due 2028

$700,000,000 4.650% Senior Notes due 2030

$750,000,000 4.800% Senior Notes due 2032

$1,500,000,000 4.950% Senior Notes due 2035

$1,250,000,000 5.350% Senior Notes due 2054

Issuer:	Waste Management, Inc.
Guarantor:	Waste Management Holdings, Inc.
Ratings:*	Moody’s: A3 S&P: A- Fitch: A-
Trade Date:	October 30, 2024
Settlement Date:**	T+3; November 4, 2024
Principal Amount:	2028 Notes: $1,000,000,000 2030 Notes: $700,000,000 2032 Notes: $750,000,000 2035 Notes: $1,500,000,000 2054 Notes: $1,250,000,000
Maturity Date:	2028 Notes: March 15, 2028 2030 Notes: March 15, 2030 2032 Notes: March 15, 2032 2035 Notes: March 15, 2035 2054 Notes: October 15, 2054
Coupon:	2028 Notes: 4.500% 2030 Notes: 4.650% 2032 Notes: 4.800% 2035 Notes: 4.950% 2054 Notes: 5.350%
Benchmark Treasury:	2028 Notes: 3.875% due October 15, 2027 2030 Notes: 3.500% due September 30, 2029 2032 Notes: 3.625% due September 30, 2031 2035 Notes: 3.875% due August 15, 2034 2054 Notes: 4.625% due May 15, 2054

Benchmark Treasury Price and Yield:	2028 Notes: 99-10 / 4.124% 2030 Notes: 97-06+ / 4.134% 2032 Notes: 96-18 ¾ / 4.199% 2035 Notes: 96-29 / 4.264% 2054 Notes: 102-12+ / 4.478%
Spread to Benchmark Treasury:	2028 Notes: +45 basis points 2030 Notes: +55 basis points 2032 Notes: +65 basis points 2035 Notes: +75 basis points 2054 Notes: +87.5 basis points
Yield to Maturity:	2028 Notes: 4.574% 2030 Notes: 4.684% 2032 Notes: 4.849% 2035 Notes: 5.014% 2054 Notes: 5.353%
Price to Public:

2028 Notes: 99.777% of the principal amount

2030 Notes: 99.846% of the principal amount

2032 Notes: 99.705% of the principal amount

2035 Notes: 99.494% of the principal amount

2054 Notes: 99.959% of the principal amount

Net Proceeds (before expenses):	$5,160,739,500
Interest Payment Dates:

2028 Notes, 2030 Notes, 2032 Notes and 2035 Notes: Semi-annually on March 15 and September 15, commencing on March 15, 2025

2054 Notes: Semi-annually on April 15 and October 15, commencing on April 15, 2025

Optional Redemption:

2028 Notes: Prior to February 15, 2028 (one month prior to the maturity date), the 2028 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on February 15, 2028) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2028 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after February 15, 2028 (one month prior to the maturity date), the 2028 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

2030 Notes: Prior to February 15, 2030 (one month prior to the maturity date), the 2030 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on February 15, 2030) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2030 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after February 15, 2030 (one month prior to the maturity date), the 2030 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

2032 Notes: Prior to January 15, 2032 (two months prior to the maturity date), the 2032 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on January 15, 2032) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2032 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after January 15, 2032 (two months prior to the maturity date), the 2032 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2032 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

2035 Notes: Prior to December 15, 2034 (three months prior to the maturity date), the 2035 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Notes matured on December 15, 2034) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2035 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after December 15, 2034 (three months prior to the maturity date), the 2035 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2035 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

2054 Notes: Prior to April 15, 2054 (six months prior to the maturity date), the 2054 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Notes matured on April 15, 2054) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2054 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after April 15, 2054 (six months prior to the maturity date), the 2054 Notes are redeemable at the option of the issuer, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2054 Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	2028 Notes: 94106L CB3 / US94106LCB36 2030 Notes: 94106L CC1 / US94106LCC19 2032 Notes: 94106L CD9 / US94106LCD91 2035 Notes: 94106L CE7 / US94106LCE74 2054 Notes: 94106L CF4 / US94106LCF40
Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Scotia Capital (USA) Inc.

Co-Managers:

BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Academy Securities, Inc.

Loop Capital Markets LLC

Blaylock Van, LLC

Mischler Financial Group, Inc.

Stern Brothers & Co.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to review or withdrawal at any time.

** The issuer expects delivery of the notes will be made against payment therefor on or about November 4, 2024, which is the third business day following the date of pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The information in this term sheet supplements the information provided in the preliminary prospectus supplement dated October 30, 2024. To the extent information in this term sheet conflicts with information in the preliminary prospectus supplement, this term sheet controls. All capitalized terms used in this term sheet shall have the meaning ascribed to them in the preliminary prospectus supplement.

The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: (1) J.P. Morgan Securities LLC collect at (212) 834-4533; (2) Barclays Capital Inc. at (888) 603-5847; (3) Deutsche Bank Securities Inc. toll free at (800) 503-4611; (4) Goldman Sachs & Co. LLC toll-free at (866) 471-2526; (5) Mizuho Securities USA LLC toll-free at (866) 271-7403; or (6) Scotia Capital (USA) Inc. at (800) 372-3930.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.